Exhibit 99.2

Transmeridian Exploration Completes Combined $44 Million Private

Offering and Private Placement of

Senior Redeemable Convertible Preferred Stock

Houston, Texas (PRIMEZONE) December 1, 2006 – Transmeridian Exploration Incorporated (AMEX: TMY) announced today that it has completed its previously disclosed private offering and concurrent private placement of an aggregate 440,000 shares of its senior redeemable convertible preferred stock.

The preferred stock, which has a liquidation preference of $100 per share, will pay cumulative quarterly dividends initially at a rate of 15% per annum, payable at the option of the Company in additional shares of the preferred stock, shares of the Company’s common stock (subject to the satisfaction of certain conditions) or cash (if allowed by the terms of the Company’s then-existing debt instruments). The preferred stock is initially convertible into approximately 9.8 million shares of the Company’s common stock, based on an initial conversion price (subject to adjustment) of $4.50 per share. The preferred stock will be redeemable, at the option of the holder, on December 1, 2011 or upon a change of control of the Company, at the liquidation preference plus all accumulated and unpaid dividends. The preferred stock includes a one-time reset of the dividend and conversion rate at July 1, 2007 in the event that neither the specified average production level nor the specified common stock trading price is achieved.

The private offering and the concurrent private placement generated total net proceeds to the Company of approximately $41.2 million. The Company intends to use the net proceeds for the continuation of its accelerated development program in the South Alibek Field and for working capital and general corporate purposes.

The preferred stock and the shares of the Company’s common stock issuable upon conversion of the preferred stock have not been registered under the Securities Act of 1933 or the securities laws of any other jurisdiction. Unless they are registered, the securities may be offered and sold only in transactions that are exempt from registration under the Securities Act of 1933 or the securities laws of any other jurisdiction. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company.

About Transmeridian Exploration Incorporated

Transmeridian Exploration Incorporated is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. The Company primarily targets fields with proved or probable reserves and significant upside reserve potential. Transmeridian Exploration currently has projects in Kazakhstan and southern Russia and is pursuing additional projects in the Caspian Sea region.

For more information please contact the following:

Lorrie T. Olivier, CEO

Earl W. McNiel, CFO

397 N. Sam Houston Pkwy E., Suite 300

Houston, Texas 77060

Phone: (281) 999-9091

Fax: (281) 999-9094

E-mail: tmei@tmei.com

Website: www.tmei.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in Transmeridian Exploration Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2005, as amended, and other filings with the Securities and Exchange Commission (SEC). Although the Company believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.